EX-4(e)

                                   ENDORSEMENT

1. The last sentence of the first paragraph under Section 16 entitled "INITIAL PURCHASE PAYMENT" is deleted and replaced with the following:

      THE SINGLE PURCHASE PAYMENT IS DUE ON THE DATE OF ISSUE. THE MINIMUM SINGLE PURCHASE PAYMENT WHICH MAY BE MADE IS [$5,000].

2. The last sentence of the first paragraph under Section 35 entitled "DEATH OF ANNUITANT" is deleted and replaced with the following:

      THE DEATH BENEFIT WILL BE THE GREATEST OF THE FOLLOWING AMOUNTS:

      (A) THE ACCUMULATED VALUE ON THE DATE OF RECEIPT OF DUE PROOF OF DEATH AT THE COMPANY'S HOME OFFICE;

      (B) THE ACCUMULATED VALUE ON THE SPECIFIED CONTRACT ANNIVERSARY IMMEDIATELY PRECEDING THE DATE OF DEATH, INCREASED BY THE DOLLAR AMOUNT OF SUBSEQUENT PURCHASE PAYMENTS AND REDUCED PROPORTIONALLY BY THE PERCENTAGE REDUCTION IN ACCUMULATED VALUE ATTRIBUTABLE TO EACH SUBSEQUENT PARTIAL WITHDRAWALS SINCE THE IMMEDIATELY PRECEDING SPECIFIED CONTRACT ANNIVERSARY; OR

      (C) 100% OF ALL PURCHASE PAYMENTS MADE UNDER THE CONTRACT REDUCED PROPORTIONALLY BY THE DOLLAR AMOUNT OF ANY PARTIAL WITHDRAWALS SINCE THE DATE OF ISSUE.

3. The last sentence of Section 36 entitled "DEATH OF OWNER" is deleted and replaced with the following:

      IN THE EVENT OF THE DEATH OF THE OWNER, THE ACCUMULATED VALUE ON THE DATE OF RECEIPT OF DUE PROOF OF DEATH AT THE COMPANY'S HOME OFFICE WILL BE PAID TO THE BENEFICIARY(IES). IF THERE ARE JOINT OWNERS, THE ACCUMULATED VALUE WILL BE PAID WHEN THE FIRST OWNER DIES. UPON THE DEATH OF EITHER OWNER, THE SURVIVING JOINT OWNER WILL BE THE PRIMARY BENEFICIARY. ANY OTHER BENEFICIARY DESIGNATED WILL BE TREATED AS A CONTINGENT BENEFICIARY, UNLESS THE COMPANY IS INSTRUCTED OTHERWISE.

                                          First Investors Life Insurance Company

                                          Carol Springsteen

END-VAC (CDSC)